UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

September 3, 2019

Date of Report (Date of earliest event reported)

Essential Properties Realty Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-38530 (Commission File Number)	82-4005693 (IRS Employer Identification No.)

902 Carnegie Center Blvd., Suite 520 Princeton, New Jersey (Address of principal executive offices)	08540 (Zip Code)

Registrant’s telephone number, including area code: (609) 436-0619

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	EPRT	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

On September 3, 2019, Anthony D. Minella and Todd J. Gilbert each delivered a notice to the board of directors (the “Board”) of Essential Properties Realty Trust, Inc. (the “Company”) of their respective resignations from the Board, which were effective on September 3, 2019. Messrs. Minella and Gilbert, who are both employed by Eldridge Industries, LLC (“Eldridge”), had served on the Board since the initial public offering of the Company’s common stock in June of 2018 and served in similar capacities at the Company’s predecessor since the Company’s business was established in 2016. In July of 2019, affiliates of Eldridge sold their entire ownership interest in the Company. The decisions by Messrs. Minella and Gilbert to resign did not involve any disagreement with the Company, the Company’s management or the Board.

On September 3, 2019, the Board elected Anthony K. Dobkin to fill one of the vacancies created by the resignations of Messrs. Minella and Gilbert, as discussed in “Election of Director” below. Additionally, the Board has begun a search process to identity another qualified individual to fill the remaining vacancy created by the resignations.

Election of Director

On September 3, 2019, the Board elected Anthony K. Dobkin to the Board to fill one of the vacancies created by the resignations of Messrs. Minella and Gilbert. There were no arrangements or understandings between Mr. Dobkin and any other persons regarding his election to the Board, nor is he party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K. The Board determined that Mr. Dobkin is “independent” pursuant to the standards of the New York Stock Exchange. Mr. Dobkin will also serve on the Audit Committee of the Board.

Mr. Dobkin is a private investor and a consultant to REITs and asset managers. From 2012 to 2017, he was an Analyst and Portfolio Manager at Surveyor Capital, investing in REITs and real estate related companies. From 2005 to 2012 he was an Analyst and Principal at Wesley Capital Management LLC, a long/short investment management firm focused on real estate securities. Prior to Wesley Capital, Mr. Dobkin worked at Vornado Realty Trust in its acquisitions and capital markets groups and at Credit Suisse First Boston in its real estate investment banking group. Since January 11, 2019, Mr. Dobkin has provided periodic consulting services to the Board and the Company’s management upon request regarding business, financial and operational matters pursuant to a consulting agreement that was terminated on September 3, 2019. Mr. Dobkin received his B.S. in Economics, cum laude, from the Wharton School at the University of Pennsylvania in 2001.

Mr. Dobkin will receive compensation for board service commensurate with the Company’s other independent, non-employee directors, including an annual common stock award of $60,000 of restricted common stock and annual cash retainers of $40,000 and $10,000 relating to his service on the Board and the Audit Committee, respectively. In connection with Mr. Dobkin’s appointment to the Board, the Company will enter into an indemnification agreement (the “Indemnification Agreement”) with Mr. Dobkin similar to the indemnification agreements entered into with all other members of the Board. The Indemnification Agreement provides for the indemnification by the Company for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against Mr. Dobkin in connection with his status or service as a member of the Board and for the Company to advance his expenses incurred as a result of any proceeding for which he may be entitled to indemnification. The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Indemnification Agreement, which is attached hereto as Exhibit 10.1.

Item 7.01. Regulation FD Disclosure.

On September 3, 2019, the Company issued a press release announcing the resignations of Messrs. Minella and Gilbert and the election of Mr. Dobkin, as described in Item 5.02 of this Current Report. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in the press release shall not be deemed “filed”

for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Indemnification Agreement
99.1	Press Release, dated September 3, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSENTIAL PROPERTIES REALTY TRUST, INC.

Date: September 3, 2019	By:	/s/ Hillary P. Hai
Hillary P. Hai
Chief Financial Officer